Exhibit 10.1

November 27, 2023

Scott Tarriff

VIA EMAIL

Dear Scott:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Eagle Pharmaceuticals, Inc. (the “Company”) is offering to you to aid in your employment transition. This Agreement will become effective on the date it has been signed by both parties (the “Effective Date”).

1.            CEO Retirement Date and Separation Date. As of the Effective Date, you will cease to serve as Chief Executive Officer, and as an officer of the Company and any subsidiary or affiliate of the Company, and any role or position in which you are acting as a representative or agent of the Company, and your role as a director of the board of directors of the Company (the “Board”) and any role as a director of the board of directors of any subsidiary or affiliate of the Company. You agree to submit such documentation as the Board may require to confirm your retirement as of the Effective Date. Your employment termination date with the Company will be December 31, 2023 (the “Separation Date”).

Between the Effective Date and the Separation Date, you agree to make yourself available for reasonable requests from the Board or authorized committee thereof related to your transition. Unless expressly requested by the Board or authorized committee thereof, you will not be permitted to (i) perform any services for or on behalf of the Company; and/or (ii) communicate with any Company representative, investor, shareholder, advisor, vendor, lender, analyst or other business contact. Between the Effective Date and the Separation Date, your salary will remain the same, and you will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs, except that the treatment of any outstanding equity award will be as set forth in this Agreement. For clarity, you shall not be eligible for payment of any bonuses for 2023 or for future years (except as set forth in Section 3 herein). The Company retains the right to terminate your employment before the Separation Date due to your breach of this Agreement or any other Clawback Event (as defined in Section 19).

2.            Accrued Salary. In the next regularly scheduled Company payroll cycle after the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation/PTO, if applicable, earned through the Separation Date. You are entitled to this payment by law and it will be subject to all applicable standard payroll deductions and withholdings. In addition, you will also receive in the next scheduled payroll cycle after the Separation Date an amount equal to 30 days of your base salary, subject to standard payroll deductions and withholdings.

Scott Tarriff

November 27, 2023

3.            Severance. In consideration of your timely execution of this Agreement and compliance with your continuing obligations to the Company hereunder and under any agreement, plan or policy, the Company will provide you with certain severance benefits described in Section 3 of your Participation Agreement dated December 31, 2019 (the “Participation Agreement”) under the Company’s Amended and Restated Severance Benefit Plan (the “Severance Plan”) both of which are attached hereto as Exhibit A, on terms as set forth in this Section. The Company will provide you with the base salary payment and bonus payment described in Section 3(a) and (b) of the Participation Agreement, which total is $2,207,500. This cash payment will be provided in a lump sum, as soon as practicable on or following the Effective Date but in any event no later than December 31, 2023. In addition, provided you timely execute and do not revoke the updated release of claims attached hereto as Exhibit B (the “Separation Date Release”) no earlier than the Separation Date and no later than three (3) days after the Separation Date then the Company will provide you the following additional benefits described in Section 3 of your Participation Agreement and Severance Plan, on the terms as follows:

(a)	The Company will provide you with the COBRA benefits as set forth in Section 3(c) of the Participation Agreement and for clarity, the “Severance Period” will be the 18 month period beginning on your Separation Date.

(b)	The Company will provide you with an extension of your stock options post-termination exercise period as described in Section 3(d) of the Participation Agreement. For clarity, you shall be treated as remaining in “Continuous Service” as defined in the Company’s 2014 Equity Incentive Plan (the “Equity Plan”) from the Effective Date through the end of the Consulting Period for purposes of the treatment of your stock options pursuant to Section 3(d) of the Participation Agreement. All stock options to purchase Company common stock that you hold as of the Effective Date are set forth on Exhibit C under “Stock Options” (the “Stock Options”).

(c)	The Company will provide you with the following equity award benefits in lieu of the benefits set forth in Section 3(e) of the Participation Agreement:

(i)	With respect to your outstanding (1) Time-Vesting Equity Awards (as defined in the Severance Plan and which for clarity represents the (i) unvested restricted stock units to be issued an aggregate of 111,575 shares of Company common stock as of the Effective Date, as set forth on Exhibit C under “Restricted Stock Units” plus (ii) the Stock Options) and (2) the 2021 PSUs defined below, your continued consulting services during the Consulting Period (as defined below) shall constitute “Continuous Service” as such term is defined in the Equity Plan for purposes of such equity awards continuing to be outstanding and eligible to vest on the dates set forth in such award documents.

Scott Tarriff

November 27, 2023

(ii)	Subject to your continued compliance with this Agreement and your continued consulting services during the Consulting Period, unless the Consulting Period is terminated due to a Clawback Event (as defined in Section 19), your then outstanding and unvested Time-Vesting Equity Awards shall accelerate vesting in full on December 31, 2024. If the Consulting Period is terminated as a result of a Clawback Event, all outstanding Time-Vesting Equity Awards and any other then-outstanding equity awards that you hold, including your 2021 PSUs, shall immediately be forfeited and you shall not be entitled to any equity acceleration pursuant to this Section or otherwise.

(iii)	With respect to your outstanding Performance Equity Awards (as defined in the Severance Plan and which for clarity represent unvested performance-vesting stock units to be issued an aggregate of 297,100 shares of Company common stock, at target performance levels, as set forth on Exhibit C under “Performance Equity Awards”), you will forfeit all rights to any outstanding Performance Equity Awards as of the Effective Date, except for the Performance Equity Awards granted to you on February 2, 2021 to be issued (1) 25,900 shares, at target level, that are eligible to vest based upon the achievement of three milestone events during the three-year performance period ending February 1, 2024 (the “Milestone PSUs”) and (2) 60,400 shares, at target performance level, that are eligible to vest based on the Company’s relative total stockholder return following the three-year performance period ending February 1, 2024 (the “2021 rTSR PSUs” and, together with the Milestone PSUs, the “2021 PSUs”). As part of this Agreement, each of the Milestone PSUs and 2021 rTSR PSUs will continue to be eligible to vest pursuant to their terms during the Consulting Period, to the extent that the Board or the compensation committee of the Board determines the performance goals that are described in such Milestone PSUs and/or 2021 rTSR PSUs have been met as of the end of the performance period, in accordance with the terms and conditions of the Milestone PSUs and 2021 rTSR PSUs. The Board or the compensation committee of the Board shall make such determination in its sole discretion on or before March 1, 2024 and any resulting vesting and issuance for such 2021 PSUs shall occur in 2024. Any Milestone PSUs and/or 2021 rTSR PSUs that do not vest as a result of such determination shall immediately be forfeited for no consideration.

Scott Tarriff

November 27, 2023

For clarity, all of your equity awards that remain outstanding on and following the Effective Date shall remain subject to the terms of the Equity Plan and the award agreements governing such awards.

Except as otherwise set forth above or herein, the severance benefits provided in this Section 3 are subject to all of the terms and conditions of the Severance Plan and Participation Agreement. As of the Effective Date, you shall cease to be eligible for any benefits or payments under the Severance Plan other than the benefits as described in this Section 3.

4.            Health Insurance. Unless you follow the procedures set forth in this paragraph, your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage.

5.            Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.

6.            Expense Reimbursements. You agree that, within five (5) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice and policies.

7.            Release of Claims.

(a)            Scope of Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, investors, administrators, attorneys, benefit plans, plan administrators, professional employer organization or co-employer, trustees, divisions, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Releasees”) from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment or relationship with the Releasees or the termination of that employment or relationship; (b) all claims related to your compensation or benefits from the Releasees, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, including the Employment Agreement (as defined below), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the New Jersey Law Against Discrimination, the New Jersey Equal Pay Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Civil Rights Act, the New Jersey Family Leave Act, the New Jersey State Wage and Hour Law, and the New Jersey Wage Withholding Protection Law, all as amended.

Scott Tarriff

November 27, 2023

(b)            Exceptions. Notwithstanding the foregoing, you are not releasing the Releasees hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company or any of the other Releasees, any valid fully executed indemnification agreement with the Company or any of the other Releasees, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.

(c)            Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

8.            Return of Company Property. You agree that within ten (10) days of the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, by the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed.

Scott Tarriff

November 27, 2023

9.            Proprietary Information Obligations. You acknowledge and reaffirm any continuing obligations under Section 9 of your March 8, 2007 Employment Agreement, as amended on January 26, 2014 (collectively, the “Employment Agreement”) and any other confidentiality, non-disclosure and developments agreement, non-competition, non-solicitation, or similar type agreement between you and the Company, including your Intellectual Property Assignment, Non-Disclosure, And Restrictive Covenant Agreement (the “Restricted Covenant Agreement”), attached as Exhibit D.

10.          Mutual Non-disparagement. Except to the extent permitted by the Protected Rights section above, you agree to refrain from any disparaging statements about the Company or any of the other Releasees, including, without limitation, the business, products, intellectual property, financial standing, future, or employment/compensation/benefit practices of the Company or any of the other Releasees; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a governmental investigation. The Company agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process, in connection with any of its communications with Government Agencies or other regulatory bodies and/or when required to conduct its business and the Company may provide such disclosures as are required by the SEC or other regulatory bodies, applicable listing rules or other applicable laws or regulations. The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. Your violation of this provision shall be a material breach of this Agreement.

11.          No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the Protected Rights section above) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim, proxy contests, or other formal proceeding against any Releasee.

Scott Tarriff

November 27, 2023

12.          Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands asserted against it (and, as applicable, its current or former employees, officers, directors or representatives) or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs. You further agree that you will cooperate with the Company in matters relating to corporate governance matters, Company communications and the transition of your work and responsibilities on behalf of the Company. In addition, you agree that you will not, and that you will cause your affiliates, agents and representatives not to, effect or seek or participate in, directly or indirectly, with any other person (i) any acquisition or offer, or seek to acquire, agree to acquire or acquire rights to acquire in a manner designed to effect or obtain control of the Company, (ii) the formation or joining or participation in any way in any group or agreement of any kind with respect to any voting securities of the Company or deposit of any voting securities of the Company in any voting trust or subject any voting securities of the Company to any arrangement or agreement with respect to the voting thereof, (iii) solicit or attempt to solicit or influence or encourage or participate in any solicitation of proxies or consents to vote any securities of the Company, (iv) nominate or seek to nominate any person to, or remove any person from, the Company’s board of directors or submit, initiate, make or be a proponent of, or assist, influence or encourage, any stockholder proposal for consideration at, or bring any other business before, any stockholder meeting of the Company, (v) seek to control or influence the management, governance, corporate structure, affairs or policies, or the board of directors of the Company or (vi) sell or otherwise transfer your shares of common stock of the Company, other than in open market sale transactions where the identity of the purchaser is not known or in underwritten widely dispersed public offerings, to any third party that, to your knowledge, would result in such third party, together with its affiliates and associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.99% of the shares of common stock of the Company outstanding at such time or would increase the beneficial ownership interest of any third party who, together with its affiliates and associates, has a beneficial or other ownership interest in the aggregate of more than 4.99% of the shares of common stock outstanding at such time. Your violation of this Section 12 shall be a material breach of this Agreement.

13.          Consulting Opportunity. As part of this Agreement, the Company agrees to retain you as consultant for a one (1) year period after the Separation Date (which period may be extended upon mutual agreement of the parties and may be terminated early upon thirty (30) days written notice to the other party or immediately by the Company upon a Clawback Event (as defined in Section 19)) (the “Consulting Period”). During the Consulting Period, in exchange for your provision of consulting services (other than Cooperation per Section 12) as may be requested at the discretion of the Board or its designee, you will be eligible to receive a monthly retainer of $20,000 payable on or within thirty (30) days after the end of each appliable month, for up to a maximum of 20 hours per month. You will receive a Form 1099 for these payments and will be solely responsible to pay any and all local, state, and/or federal income, social security and unemployment taxes related to it. For clarity, your consulting services during the Consulting Period under this Section 13 shall constitute “Continuous Service” for purposes of your outstanding Time-Vesting Equity Awards and the 2021 PSUs, but not for any other outstanding Performance Equity Awards as further described in Section 3.

Scott Tarriff

November 27, 2023

14.          No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

15.          Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 9, 10, 11, 12 and 13 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. In addition, in the event that either party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of reasonable attorneys’ fees incurred in connection with such an action.

16.          Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

17.          Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance, or execution, or any of the matters herein released (other than disputes related to the provision of benefits where a dispute process is provided for by the applicable benefits plan document) (collectively, “Claims,” each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding, and confidential arbitration at a location closest to where you last worked for the Company or another mutually agreeable location. The arbitration shall be conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Comprehensive Arbitration Rules and Procedures (currently available at https://www.jamsadr.com/rules-comprehensive-arbitration) (“JAMS Rules”) and New Jersey law. Both you and the Company opt into the Expedited Procedures under the JAMS Rules. The arbitrator shall apply substantive and procedural New Jersey law to any dispute or claim, without reference to any conflict-of-law provisions of any jurisdiction. To the extent that the JAMS Rules conflict with New Jersey law, New Jersey law shall take precedence. By agreeing to this arbitration procedure, both you and the Company waive the right to have any Claim resolved through a trial by jury or judge or an administrative proceeding. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. You and the Company shall each pay half the costs and expenses of the arbitration and each pay for its respective attorneys’ fees and costs; provided, however, that the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. To the extent JAMS does not collect or you otherwise do not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS your share, you acknowledge and agree that the Company shall be entitled to recover from you half of the JAMS arbitration fees invoiced to the parties (less any amounts you paid to JAMS) in a federal or state court of competent jurisdiction. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Scott Tarriff

November 27, 2023

18.          Tax Provisions. All payments and benefits under this Agreement will be subject to applicable withholding for federal, state, foreign, provincial and local taxes. It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder (“Section 409A”) and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Specifically, the severance benefits under this Agreement are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and each installment of severance benefits, if any, is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). However, if such exemptions are not available and you are, as of your “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six months and one day after your Separation from Service, or (ii) your death. Severance benefits shall not commence until you have a Separation from Service. If severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which the Separation from Service occurs, the Release will not be deemed effective, for purposes of payment of severance benefits, any earlier than the first day of the second calendar year. Except to the minimum extent that payments must be delayed because you are a “specified employee” or until the effectiveness of the Release, all severance amounts will be paid as soon as practicable in accordance with this Agreement and the Company’s normal payroll practices.

Scott Tarriff

November 27, 2023

19.          Clawback Provisions. To the extent permitted by applicable law, 100% of all cash severance payments provided under this Agreement and all equity awards covering Company common stock (including the Time-Vesting Equity Awards and the 2021 PSUs) remaining outstanding and/or eligible to vest or accelerate vesting upon or following the Effective Date will be subject to recoupment or immediate forfeiture to the Company: (1) in accordance with applicable law or listing requirements, including pursuant to the Company’s Incentive Compensation Recoupment Policy adopted by the Board in November 2023 and the requirements of Section 304 of the Sarbanes-Oxley Act of 2002; and/or (2) upon either (x) a written determination in the sole discretion of the Board that you engaged in conduct that constituted “Cause” under the Employment Agreement (either before or following the Effective Date) or a material breach of your continuing obligations to the Company under this Agreement, the Employment Agreement and/or the Restricted Covenant Agreement, or (y) a finding by a court of competent jurisdiction or an applicable Government Agency that you engaged in bad faith conduct or conduct in violation of applicable law (either (1) or (2) , a “Clawback Event”).  For clarity, amounts subject to recoupment or cancellation pursuant to a Clawback Event will be computed without regard to any taxes paid (i.e., on a gross basis without regard to tax withholdings and other deductions) and the Board or authorized committee thereof may determine in its sole discretion, the appropriate method for recouping or cancelling amounts, which may include, without limitation, requiring reimbursement of amounts previously paid, seeking recovery of any proceeds realized in respect of equity awards or shares issued thereunder, cancelling or rescinding any outstanding equity-based awards adjusting unpaid compensation or other set offs or any other method permitted by applicable law.

No recovery of compensation under any such Clawback Event will be an event giving rise to a right to resign for good reason, constructive termination, or any similar term under any plan of or agreement with the Company. Notwithstanding any indemnification agreement, applicable insurance policy or any other agreement or provision of the Company’s certificate of incorporation or bylaws to the contrary, you shall not be entitled to indemnification or advancement of expenses in connection with any enforcement of this Section 19 by the Company. The determination of whether a Clawback Event described in (2) above has occurred, whether to recoup or forfeit and/or the extent of any such recoupment or forfeiture appropriate and the method of such recoupment shall be determined by the Board in its sole discretion and provided further that in the event of any litigation, pre-suit demand, government investigation or similar proceeding relating to an action or event that may constitute a Clawback Event under 2(x) above, the Board’s determination may be deferred until such time as the Board determines to be appropriate, in its sole discretion.

Scott Tarriff

November 27, 2023

20.          Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and your relationship with the Company. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New Jersey without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures. You acknowledge that you have been advised that you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so).

[signatures to follow on next page]

Scott Tarriff

November 27, 2023

Sincerely,

Eagle Pharmaceuticals, Inc.

By:	/s/ Robert Glenning
Robert Glenning
Chair of the Compensation Committee of the Board of Directors

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Scott Tarriff
Scott Tarriff

Exhibit A: Participation Agreement and Amended And Restated Severance Benefit Plan

Exhibit B: Separation Date Release

Exhibit C: Equity Summary

Exhibit D: Intellectual Property Assignment, Non-Disclosure, And Restrictive Covenant Agreement

Exhibit A

PARTICIPATION AGREEMENT AND

AMENDED AND RESTATED SEVERANCE BENEFIT PLAN

Exhibit B

Separation Date Release

(To be signed and returned to the Company no earlier than the Separation Date and no later than three (3) days after the Separation Date)

Eagle Pharmaceuticals, Inc. (the “Company”) and Scott Tarriff (the “Employee”) entered into a Separation Agreement dated November 27, 2023 (the “Agreement”). The parties to that Agreement hereby further agree as follows:

1.            A blank copy of this Separation Date Release (“Separation Date Release”) was attached to the Agreement as Exhibit B and the parties agree that it is part of the Agreement.

2.            In consideration of the Severance described in Section 3 of the Agreement, Employee hereby extends the release of claims in Section 7 of the Agreement to any claims that arose through the date he signs this Separation Date Release, extends the waiver he made in Section 7 of the Agreement to any claims that arose through the date he signs this Separation Date Release, and extends the representations he has made in Section 16 of the Agreement through the date he signs this Separation Date Release.

3.            Employee also hereby extends the release of claims in Section 7 of the Agreement to any and all Claims under the federal Age Discrimination in Employment Act, as amended (“ADEA”). Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA and that the consideration given for this Separation Date Release is in addition to anything of value to which they were already entitled. Employee further acknowledges that he has been advised by this writing, as required by the ADEA, that: (1) this Separation Date Release does not apply to any rights or claims that arise after the date he signs this Separation Date Release; (2) Employee should consult with an attorney prior to signing this Separation Date Release; (3) Employee has been given twenty-one (21) calendar days to consider this Separation Date Release (although he may choose to voluntarily execute this Separation Date Release earlier, though not earlier than the Separation Date; (4) Employee has seven (7) calendar days following the date he signs this Separation Date Release to revoke it; and (5) this Separation Date Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth (8th) calendar day after Employee signs it.

4.            The parties agree that this Separation Date Release is a part of the Agreement.

[signatures to follow on next page]

Understood, Accepted and Agreed:

EAGLE PHARMACEUTICALS, INC.		EMPLOYEE

By:
	Robert Glenning	Scott Tarriff
Chair of the Compensation Committee of the Board of Directors

Date		Date

Exhibit C

Equity Summary

Exhibit D

INTELLECTUAL PROPERTY ASSIGNMENT, NON-DISCLOSURE, AND RESTRICTIVE COVENANT AGREEMENT